Exhibit 50

ISDA CREDIT SUPPORT ANNEX (English Law) to the

ISDA Master Agreement

dated as of 19 July 2005

between

CALYON (“Party A”)

and

SEMILION ENTERPRISES, Inc. (“Party B”)

Paragraph 11. Elections and Variables

(a) Base Currency and Eligible Currency.

“Base Currency” means Settlement Currency as defined in the Equity Swap Confirmation (U.S.$).

“Eligible Currency” means the Base Currency.

(b) Credit Support Obligations.

(i) Delivery Amount, Return Amount, and Credit Support Amount.

(A) “Delivery Amount” has the meaning specified in Paragraph 2(a).

(B) “Return Amount” has the meaning specified in Paragraph 2(a).

(C) “Credit Support Amount” has the meaning specified in Paragraph 10.

(ii) Eligible Credit Support. The following items will qualify as “Eligible Credit Support” for both parties:

Valuation Percentage
(A) Cash in the Eligible Currency	100%

(B) negotiable Shares as defined in the Equity Swap Confirmation (American Depository Receipts representing ordinary shares of Philippines Long Distance Telephone, ISIN: US7182526043, Bloomberg Ticker PHI US <Equity>) It being understood that the Number of Shares (as defined in the Equity Swap Confirmation) will qualify as Eligible Credit Support (B) for the purpose of the Credit Support Balance Calculation	50%

It is agreed between the parties that Semilion Enterprises, Inc. is to transfer initially Eligible Credit Support (B) worth the Notional Amount, as defined in the Equity Swap Confirmation, Value Date 29 November 2005.

Provided that:

(iii) Thresholds.

(A) “Independent Amount” means with respect to

Party A: Non applicable

Party B: Non Applicable

(B) “Threshold” means with respect to:

Party A: Zero

Party B: Zero

(C) Minimum Transfer Amount means with respect to each of Party A and Party B an amount equal to one quarter of the then prevailing Notional Amount (as defined in the Equity Swap Confirmation signed between Party A and Party B) at the Valuation Date.

(D) Rounding: The Delivery Amount shall be rounded up and the Return Amount will be rounded down to the nearest integral multiple of USD $ 10.000.

(c) Valuation and Timing.

(i) “Valuation Agent” means Party A.

(ii) “Valuation Date” means each Local Business Day.

(iii) “Valuation Time” means the close of business on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable.

(iv) “Notification Time” means 11.00 a.m., Paris time, on the Valuation Date.

(d) Exchanges.

“Exchange Date” has the meaning specified in Paragraph 3(c)(ii).

The Transferee’s consent on Exchange as specified in Paragraph 3(c)(ii) will not be required.

(e) Dispute Resolution.

(i) “Resolution Time” means 11:00 a.m., Paris time, on the Local Business Day following the date on which the notice is given that gives rise to a dispute under Paragraph 4.

(ii) Value. For the purpose of Paragraphs 4(a)(4)(i)(C) and 4(a)(4)(ii), the Value of outstanding Credit Support Balance or of any transfer of Eligible Credit Support or Equivalent Credit Support, as the case may be, will be an amount calculated as follows:

The Value of Cash (Eligible Credit Support (A) ) will be the face value thereof multiplied by the applicable Valuation Percentage.

The Value of Shares (Eligible Credit Support (B) ) will be (x) the value (calculated using the average of the bid and offer prices) for the shares that appears on the relevant Bloomberg Pages in Bloomberg Financial Markets and Commodities News produced by The Bloomberg, L.P., or (y) if the value for the shares does not so appear, the arithmetic mean of the final bid prices for such date quoted on such date by three leading dealers in the principal market for such securities chosen by the Valuation Agent, multiplied by the applicable Valuation Percentage.

(f) Distributions and Interest Amount.

(i) Interest Rate. The “Interest Rate” in relation to the Eligible Currency, specified below will be determined on the following basis:

Eligible Currency	Rate Source	Spread

U.S.$	LIBOR 6-months	Prevailing Spread on the Valuation Date as defined in the Annex of the Equity Swap Confirmation signed by Party A and Party B

For the avoidance of doubt, the LIBOR 6-months rate source will be used only for Cash deposited for a whole period between two Floating Rate Payment Dates (as stipulated in the Annex to the Equity Swap Confirmation, “Interest Period”) and a notice shall be given by Semilion Enterprises, Inc. of three business days prior a Floating Rate Payment Date. The rate source for cash deposited between two Floating Rate Payment Dates will be based on the then prevailing interpolated LIBOR rate until the next Floating Rate Payment Date. Cash remaining in the account at the end of an Interest Period will be deemed to be deposited for the whole following Interest Period (unless a three Business Days prior notice of withdrawal is given). Breakage costs might apply if Cash is withdrawn between two Floating Rate Payment Dates.

(ii) Transfer of Interest Amount. The calculation of Interest Amount will be made with respect to the period from (and including) the first day of each calendar month to (and including) the last day of each calendar month on a non-compound basis. The Transfer of the Interest Amount will be made on the Floating Payment Dates as stipulated in the Annex 1 to the Equity Swap Confirmation.

(iii) Alternative to Interest Amount. The provisions of Paragraph 5(c)(ii) will apply.

(g) Addresses for Transfers.

Party A: as set forth in Demands and Notices from Party A to Party B from time to time.

Party B: as set forth in Demands and Notices from Party B to Party A from time to time.

(h) Other Provisions.

(i) Demands and Notices. All demands, specifications and notices under this Annex will be made to a party as follows unless otherwise specified from time to time by that party for purposes of this Annex in a written notice given to the other party:

Party A:	CALYON

9, quai du Président Paul Doumer

92920 Paris La Défense Cedex

Attn: Collateral Management Unit

Audrey Daian / Alexandre Concalves/Annie Lhotelier

Tel: (331) 57 87 10 42/ (331) 41 89 10 51/ (331) 41 89 90 74

Fax: (331) 57 87 13 18

E-mail: dro.collat@calyon.com

Party B:	SEMILION ENTERPRISES, Inc.

C/o 24/F Two Exchange Square

8 Connaught Place

Central, HONG KONG

Attention: The Directors

Telephone: +852 2842 4388

Fax: +852 2810 4313

(ii) Default. Paragraph 6 is hereby amended by inserting the words “or of a Termination Event in respect of which all Transactions are Affected Transactions” after the words “in relation to a party” in the second line thereof.

(iii) Costs of Transfer on Exchange. Notwithstanding Paragraph 8, the Transferor will be responsible for, and will reimburse the Transferee for, all transfer and other taxes and other costs involved in the transfer of Eligible Credit Support from the Transferor to the Transferee (or any agent or custodian for safekeeping of the Transferee) pursuant to Paragraph 3(c).

(iv) Definitions. The following amendments shall be made to Paragraph 10.

The Definition of Exposure specified in Paragraph 10 will be deleted and replaced by:

“Exposure” means, with respect to a party on a Valuation Date and subject to Paragraph 4 in the case of a dispute, the amount equal to the then prevailing Notional Amount (as defined in the Equity Swap Confirmation signed between Party A and Party B) as of the relevant Valuation Time.

It is well understood by both parties that this definition of Exposure is provided for the purpose of computing the Credit Support Amount. For the purpose of Termination, the Termination Exposure definition (here below) shall be used.

“Termination Exposure” means, with respect to a party on a Valuation Date and subject to Paragraph 4 in the case of a dispute, the amount, if any, that would be payable to that party by the other party (expressed as a positive number) or by that party to the other party (expressed as a negative number) pursuant to Section 6(e)(ii)(1) of this Agreement if all Transactions (other than the Transaction constituted by this Annex) were being terminated as of the relevant Valuation Time, on the basis that (i) that party is not the Affected Party and (ii) the Base Currency is the Termination Currency; provided that Market Quotations will be determined by the Valuation Agent on behalf of that party using its estimates at mid-market of the amounts that would be paid for Replacement Transactions (as that term is defined in the definition of “Market Quotation”).

CALYON		SEMILION ENTERPRISES, INC.

/s/ Jean Michel Berling		/s/ Joseph H. P. NG
Name:	Jean Michel Berling	Name:	Joseph H. P. NG
Title:	Managing Director	Title:	Authorized Signatory
Date:	2 December 2005	Date:	28 November 2005

/s/ Florence Lepicard		/s/ Tze Hang LIN
Name:	Florence Lepicard	Name:	Tze Hang LIN
Title:	Director	Title:	Authorized Signatory
Date:		Date:	28 November 2005